Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 23, 2022, relating to the financial statements of Whiting Petroleum Corporation and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Whiting Petroleum Corporation filed on March 4, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

April 28, 2022